UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 7, 2007

Luminent Mortgage Capital, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31828	06-1694835
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 California Street, Suite 1350, San Francisco, California		94111
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	415 217-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As of December 7, 2007, we entered into another amendment to our amended and restated credit agreement with Arco Capital Corporation Ltd., or Arco, in order to provide for increases in repurchase agreement financings from a subsidiary of Arco. As of December 12, 2007, the total amount of repurchase agreement financings made available by Arco's subsidiary had been increased to approximately $140 million, with additional proceeds to us of approximately $66 million. We used the proceeds of the additional financings for general corporate purposes, to make interest and other payments on outstanding obligations and, as required by the credit facility, to repay borrowings under the credit facility. The amendment to the credit agreement increased to $190 million the cap on total outstanding amounts of such purchase agreements and credit agreement borrowings and decreased the revolving credit facility commitment to the lesser of up to $16.0 million or 85% of eligible asset values, subject in all cases to the terms and conditions of the amended and restated credit agreement. We refer you to the description of the amended and restated credit agreement in our Form 8-K filed on October 1, 2007 and copies of the amended and restated credit agreement, the amended and restated pledge agreement and the amended and restated subsidiary guarantee agreement that were filed as exhibits to that Form 8-K report, which we incorporate by reference into this Item 1.01.

In connection with the transactions described above, we and certain of our subsidiaries also entered into a collateral security, setoff and netting agreement dated as of December 7, 2007, or the master netting agreement, with Arco and certain affiliated entities of Arco, or the Arco Group, pursuant to which we and certain of our subsidiaries have granted to the Arco Group a continuing security interest in property owned by us or certain of our affiliates. Under the master netting agreement, the respective members of the Arco Group have rights to aggregate, setoff and net any payment obligations arising under the repurchase transactions and the amended and restated credit agreement. For more information regarding the terms of these agreements, we refer you to the first amendment to the amended and restated credit agreement and the master netting agreement, which are filed as exhibits to this Form 8-K report and incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

We incorporate by reference in this Item 2.03 the disclosure in Item 1.01 of this Form 8-K report.

Item 8.01 Other Events.

As of December 12, 2007, the total amount of repurchase agreement financings from a subsidiary of Arco increased to approximately $140 million, with additional proceeds to us of approximately $66 million. We used the proceeds of the additional financing for general corporate purposes, to make interest and other payments on outstanding obligations and, as required by the credit facility, to repay borrowings under the credit facility.

We intend to work with Arco during 2008, as well as with other counterparties, to generate fee-based business for Luminent, including but not limited to asset management, credit risk management and investments in mortgages located in emerging market countries and in the United States where Arco has significant experience, as well as to establish other strategic initiatives in order to diversify our income streams. As an example of these fee-based initiatives, we are currently considering with Arco structures intended to earn excess returns by taking advantage of the liquidity drain in the U.S. residential mortgage market. This initiative would permit us to advise Arco on its management of credit-sensitive mortgage-backed securities backed by prime collateral. At the same time, Arco would leverage off our mortgage credit experience to source value opportunities in the current dynamic U.S. mortgage landscape.

We may not be able to implement these initiatives during 2008 or at all and, if we are able to implement them, these initiatives may not be successful.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We claim the protection of the safe harbor for forward-looking statements contained in this Form 8-K report provided by the Private Securities Litigation Reform Act of 1995 and incorporate by reference into this Form 8-K report the section captioned "Cautionary Note Regarding Forward-Looking Statements" included in our Form 10-Q report for the three months ended June 30, 2007.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Exhibit Description

10.1 First Amendment to Amended and Restated Credit Agreement dated as of December 7, 2007.

10.2 Collateral Security, Setoff and Netting Agreement dated as of December 7, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminent Mortgage Capital, Inc.

December 13, 2007	By:	/s/ Christopher J. Zyda

Name: Christopher J. Zyda
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Credit Agreement dated as of December 7, 2007
10.2	Collateral Security, Setoff and Netting Agreement dated as of December 7, 2007